U.S. Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) October 24, 2011

Commission File No. 000-53612

Bonanza Goldfields Corporation
(Name of small business issuer as specified in its charter)

Nevada	26-2723015
State of Incorporation	IRS Employer Identification No.

2415 East Camelback Road Suite 700, Phoenix, AZ  85016
 (Formerly 736 East Braeburn Drive, Phoenix, AZ  85022)
(Address of principal executive offices)

 (720) 446-6087
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 24, 2011, David Janney resigned as Chief Executive Office, Principal Financial Officer and as a member of the Board of Directors.  Mr. Janney had no disagreement with the Bonanza Goldfields Corp (the “Company”) on any matter related to the Company’s operations, policies or practices

Effective October 26, 2011, Scott G. Geisler, the current President and Secretary, was appointed as Chief Executive Officer of the Company and was also appointed as a member of the Board of Directors.  Mr. Geisler’s biography is incorporated by reference to the Company’s filing on Form 8-K on September 1, 2011.

Effective October 26, 2011, Pen-Mun Foo was appointed as Chief Financial Officer of the Company.  Mr. Foo will be compensated with the grant of one million shares of Company common stock annually, such shares to be issued quarterly and up to $2,500 in monthly expense reimbursements. The letter agreement between Mr. Foo and the Company is attached hereto as Exhibit 10.1.

Mr. Foo’s biography is as follows:

Mr. Foo has served as Director of President of International Alliance Associates, Ltd,  a cross border strategic advisory entity, from 2007 to the present.  From 2004 through 2007, Mr. Foo was Chief Financial Officer and Deputy General Manager of London Asia Capital Plc., an Asian company focused on merchant banking and private equity fund management. Mr. Foo is a Certified Public Accountant (CPA) since 1998: Institute of Certified Public Accountants of Singapore and has achieved the CFA Institute's Chartered Financial Analyst (CFA) Level 2 program. Mr. Foo has a Degree of Accountancy： Nanyang Technological University, Singapore.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

10.1           Letter Agreement with Pen-Mun Foo, dated October 25, 2011.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Registrant	Bonanza Goldfields Corp.

Date: October 28, 2011	By:	/s/ Scott G. Geisler
Scott G. Geisler,
Chief Executive Officer

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